Exhibit 99.1

Evan M. Gruber	Investor Relations:
Chief Executive Officer	Dan Matsui/Eugene Heller
Modtech Holdings, Inc.	Silverman Heller Associates
(909) 943-4014	(310) 208-2550

MODTECH HOLDINGS, INC. REPORTS FIRST QUARTER RESULTS,

Backlog At Record Level, Up 35% on California School Orders

Perris, Calif.—May 7, 2004—Modtech Holdings, Inc. (Nasdaq NM: MODT) announced results for first-quarter ended March 31, 2004, including backlog at a record-level $155 million, rising 35% from a year ago on classroom orders from California and Florida school districts.

Net sales for the quarter were $29.4 million, compared to $40.3 million a year ago, due to continued decline in sales of commercial and industrial products and delays in certain California school projects. Due to lower sales for the quarter and expenses related to the Company’s shift to direct sales for its United Modular division, the Company reported a net loss of $1.7 million, or 12 cents a diluted share, versus net income of $928,000, or 7 cents per diluted share, for first-quarter 2003.

Modtech Chief Executive Evan Gruber commented: “We were not pleased with first-quarter results, but we are finally ramping up production, and the rising backlog continues to bode well for strong sales growth this year. In the first-quarter, certain large school projects in California, which we expected to produce and deliver, were delayed due to an unusually lengthy approval process, in this case involving the customer, the customer’s architect, and the state’s architecture division. In addition, we expected projects in Florida to start in the first quarter, but they were also delayed for similar reasons. Many of these delays were resolved and the units have been placed into production.

“Total backlog at the end of the quarter stood at $155 million, up 35% from $115 million a year ago,” Gruber continued. “This backlog includes $130 million in orders for California school classrooms and $25 million for all other products, which includes more than $10 million for school classrooms in Florida, where the funds we expected previously have finally begun to flow.

“In October of last year we introduced a new direct-sales strategy for our wholesale business, formerly United Modular, which basically accounts for sales of all products other than California classrooms,” Gruber added. “We felt that direct sales and marketing of non-California education and specialty, custom-designed products, would not only place us in closer contact with end-users but also offer greater pricing flexibility and higher margins.

“We are very pleased with these results to date, with backlog in this area growing from $7 million at year-end to $25 million at the end of first-quarter,” stated Gruber. “In addition to more school business from Florida, we have booked orders from Texas, Arizona, and California for custom two-story products.

With higher production levels, better cost-absorption, a record-level backlog, and continuing hard work of our new direct-sales force, our outlook for the following quarters and years remains quite positive,” Gruber concluded.

-more-

About Modtech Holdings, Inc.

Modtech manufactures, and sells modular relocatable classrooms and commercial and light industrial modular buildings. The Company is a leading manufacturer of modular buildings in the U.S. with substantial product and geographic diversification throughout the southwestern states. Modtech believes it is the largest manufacturer, seller, and installer of modular relocatable classrooms in California, engineering and constructing the classrooms in accordance with that state’s structural and seismic safety requirements. The Company also designs and manufactures modular buildings to customer specifications for a wide variety of uses.

Some statements in this press release may constitute “forward-looking statements” within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results, performance, or achievements of the Company to differ materially from future results, performance, or achievements expressed or implied by those forward-looking statements.

MODTECH HOLDINGS, INC.

SELECTED OPERATING RESULTS AND FINANCIAL DATA

(Unaudited, in thousands except per share)

	3 months ended March 31,
	2004	2003
Selected operating results:
Net Sales	$29,400	$40,300
Gross Profit	(230)	3,775
Selling, general and administrative expenses	(2,300)	(1,845)
(Loss)/Income from operations	(2,530)	1,930
Interest, net	(405)	(330)
(Loss)/Income before income taxes	(2,935)	1,600
Net(loss)/Income	(1,700)	928

Earnings per share - diluted:	(.12)	.07
Average shares outstanding	13,700	14,100

	2004	2003
Selected Financial Data:
(Loss)/Earnings before interest, taxes, depreciation and amortization	$(2,100)	$2,410
Working Capital	22,200	25,300
Total Assets	149,450	153,300
Long Term Obligations	8,250	10,700
Shareholders Equity	105,900	106,300

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